Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000

FOR IMMEDIATE RELEASE
Flagstar Receives Notification from NYSE about Non-Compliance with a Continued Listing Standard
TROY, Mich. (December 16, 2008) — Flagstar Bancorp, Inc. (NYSE:FBC) announced today that, on December 10, 2008, the New York Stock Exchange (the “NYSE”) provided notice to the company that it did not satisfy one of the NYSE’s standards for continued listing applicable to the company’s common stock. The NYSE noted specifically that the company was “below criteria” for the NYSE’s price criteria for common stock because the average closing price of the company’s common stock was less than $1.00 per share over a consecutive 30-trading-day period ending on December 9, 2008.
Under NYSE policy, in order to cure the deficiency for this continued listing standard, the company’s common stock share price and the average share price over a consecutive 30-trading-day period both must exceed $1.00 within six months following receipt of the non-compliance notice. The NYSE also notified the company that the NYSE has the right to reevaluate continued listing determinations with respect to qualitative listing standards, including an abnormally low selling price at sustained levels.
The company’s common stock remains listed on the NYSE under the symbol “FBC”, but the NYSE will assign a “.BC” indicator to the symbol to denote that the company is below the quantitative continued listing standards. As required by the NYSE’s rules, in order to maintain the listing, the company will notify the NYSE, within 10 business days of receipt of the non-compliance notice, of its intent to cure this price deficiency.
Flagstar Bancorp, with $14.2 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At September 30, 2008, Flagstar operated 173 banking centers in Michigan, Indiana and Georgia and 111 home loan centers in 21 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.